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EXHIBIT 16.1





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 26, 2002

Dear Sir/Madam:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K/A Amendment No. 1 dated April 22, 2002, of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,




/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP